Exhibit 99.2

FNCB Bancorp, Inc.

2023 Equity Incentive Plan

Restricted Stock Award Agreement

We are pleased to advise [Name] (the “Participant”) that FNCB Bancorp, Inc. (the “Company”) hereby grants to the Participant under the 2023 FNCB Bancorp, Inc. 2023 Equity Incentive Plan (as amended from time to time, the “Plan”), an award of shares of restricted stock of the Company (the “Restricted Stock”), subject to the parties hereto signing this Award Agreement and the Participant complying with the provisions hereof. This Award is subject in all respects to the applicable provisions of the Plan, a complete copy of which has been furnished to the Participant and receipt of which the Participant acknowledges by acceptance of the Award. Such provisions are incorporated herein by reference and made a part hereof (including all defined terms) and shall control in the event of any conflict with any other terms of this Award Agreement.

1.      Grant of Restricted Stock. Pursuant to Section 2.3 of the Plan, the Company hereby issues to the Participant on [Grant Date] (the “Grant Date”) an Restricted Stock Award consisting of, in the aggregate [Number of Shares] shares of Restricted Stock, on the terms and conditions and subject to the restrictions set forth in this Award Agreement and the Plan. Capitalized terms that are used but not defined in this Award Agreement have the meaning ascribed to them in the Plan.

2.      Consideration. The grant of the Restricted Stock is made in consideration of the services to be rendered by the Participant to the Company Group.

3.      Restricted Period; Vesting.

(a)    Except as otherwise provided herein, provided that (i) the Participant remain in Continuous Service through the applicable vesting date and (ii) the Participant is not in breach or default of any obligation to the Company Group, whether or not contained in any agreement with the Company Group or imposed by law, the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Common Stock

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

(b)    The vesting schedule set forth in Section 3(a) notwithstanding,

i.

in the event of the Participant’s death or if the Participant’s Continuous Service is terminated by the Company Group for Disability, 100% of the unvested Restricted Stock shall vest as of the date of such termination;

ii.	upon the occurrence of a Change in Control, 100% of the unvested Restricted Stock shall vest as of the date of the consummation of the Change in Control;

iii.	in the event the Participant’s Continuous Service is terminated other than for Cause, 100% of the unvested Restricted Stock shall vest as of the date of such termination; or

iv.

in the event the Participant’s Continuous Service is terminated by the Participant upon the Participant’s Retirement, 100% of the unvested Restricted Stock shall vest as of the date of such termination.

4.      Restrictions. Subject to any exceptions set forth in this Award Agreement or the Plan, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Participant and all of the Participant’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5.      Rights as Shareholder; Dividends.

(a)    The Participant shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividend or other distributions paid with respect to such shares, provided that cash dividends shall not be paid with respect to any unvested shares of Restricted Stock. For the avoidance of doubt, the Participant shall only receive cash dividends with respect to Restricted Stock that have become vested on or before the record date for such cash dividend.

(b)    The Company may issue stock certificates or evidence the Participant’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock vests.

(c)    If the Participant forfeits any rights the Participant has under this Award Agreement in accordance with Section 3, the Participant shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

6.      No Right to Employment or Service. Neither the award of the Restricted Stock pursuant to this Award Agreement nor any provision of this Award Agreement shall be construed (i) to give the Participant any right to continued employment or service with the Company Group or an affiliate thereof or (ii) as an amendment any employment or service agreement the Participant may have with the Company Group or an affiliate thereof.

7.      Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the shares of Common Stock shall be adjusted or terminated in any manner as contemplated by Section 3.3 of the Plan.

8.      Tax Liability and Withholding.

(a)    The Participant shall be required to pay to the Company, and the Company (or the Company Group, as applicable) shall have the right to deduct from any compensation paid to the Participant, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding taxes. The Administrator may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

i.	tendering a cash payment;

ii.

authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the Restricted Stock; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

iii.	delivering to the Company previously owned and unencumbered shares of Common Stock.

(b)    Notwithstanding any action the Company Group takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (ii) does not commit to structure the Restricted Stock to reduce or eliminate the Participant’s liability for Tax-Related Items.

9.      Section 83(b) Election. The Participant may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Participant elects to make a Section 83(b) Election, the Participant must provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

10.    Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the shares of Common Stock with the SEC, any state securities commission or any stock exchange to effect such compliance.

11.    Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Participant indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Award Agreement or any other restrictions that the Administrator may deem advisable under the rules, regulations and other requirements of the SEC, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

12.    Notices. Any notice required to be delivered to the Company under this Award Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Participant under this Award Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13.    Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

14.    Interpretation. Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Administrator for review. The resolution of such dispute by the Administrator shall be final and binding on the Participant and the Company.

15.    Restricted Stock Subject to Plan. This Award Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16.    Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

17.    Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement shall be severable and enforceable to the extent permitted by law.

18.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock in this Award Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company Group.

19.    Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Award Agreement without the Participant’s consent, or such amendment is otherwise permitted under the terms of the Plan.

20.    No Impact on Other Benefits. The value of the Participant’s Restricted Stock is not part of their normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21.    Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Award Agreement. The Participant acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such grant, vesting or disposition.

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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of ________, 20__.

FNCB Bancorp, Inc. By: Name: Title: [Participant Name] Name: